Owens & Minor Elects Rita Johnson-Mills and Terri Kline to Board of Directors

Owens & Minor Elects Rita Johnson-Mills (left) and Terri Kline (right) to Board of Directors

RICHMOND, Va. – June 1, 2022 – Owens & Minor, Inc. (NYSE: OMI), a leading global healthcare solutions company, today announced that Rita Johnson-Mills and Terri Kline have been elected to its Board of Directors, effective June 1, 2022.

“Rita and Terri each have deep healthcare expertise, and we look forward to the new perspectives they will be able to offer,” said Mark A. Beck, Chair of the Board. “Rita’s leadership across different healthcare sectors and Terri’s experience in home healthcare will enhance the Board’s diversity of thought and help sustain Owens & Minor’s success over the long-term.”

An established senior executive and business leader with more than 25 years of experience in both the public and private healthcare sectors, Johnson-Mills, 63, has been recognized for her success in driving profitable, sustainable growth. She has also implemented programs to improve employee engagement and build strategic relationships throughout her career. Most recently, Johnson-Mills served as Chief Executive Officer of Qualified Opportunity Zone Fund Nightingale Partners, leading its mission to address the social determinants of health. This follows nearly two decades in senior leadership roles at organizations including the Centers for Medicare & Medicaid Services and two publicly traded health plan enterprises, UnitedHealthcare and Centene Corp. Currently, Johnson-Mills serves on two public company boards, Brookdale Senior Living, Inc. and Nyxoah S.A.

Kline, 63, brings more than 25 years of leadership experience garnered from her work in a wide range of healthcare industry verticals. With a blend of payor and provider background, she has driven continuous growth, profitability and M&A transactions for both startups and publicly traded organizations, including insurance, managed care, physician practice management and outpatient facility management. Her most recent leadership role was as the President and Chief Executive Officer of Health Alliance Pan, a subsidiary of Henry Ford Health System in Michigan. Kline currently serves on the public company board of Amedisys, Inc. and multiple private company boards. Previously, Kline served on the board of directors of Apria, Inc., which was acquired by Owens & Minor in March 2022, and Intersect ENT, which was acquired by Medtronic, Inc. in May 2022.

“Rita and Terri are both veteran leaders with proven track records partnering with healthcare enterprises, making them invaluable advisors for Owens & Minor,” said Edward A. Pesicka, President and Chief Executive Officer, Owens & Minor. “Rita’s impressive background in the insurance sector and experience increasing access to care will offer indispensable guidance to our organization. Terri’s business acumen and knowledge of healthcare market dynamics will bolster our responsiveness to the ever-changing industry landscape, particularly home healthcare. We look forward to leveraging their unique skillsets to continue driving momentum in our business, supporting Owens & Minor’s Mission of Empowering Our Customers to Advance Healthcare.”

About Owens & Minor

Owens & Minor, Inc. (NYSE: OMI) is a Fortune 500 global healthcare solutions company integrating product manufacturing and delivery, home health supply, and perioperative services to support care through the hospital and into the home. Owens & Minor drives visibility, control and efficiency for patients, providers and healthcare professionals across the supply chain with proprietary technology and solutions, an extensive product portfolio, an Americas-based manufacturing footprint for personal protective equipment (PPE) and surgical products, as well as a robust portfolio of products and services for patients managing chronic and acute conditions in the home setting. Operating continuously since 1882 from its headquarters in Richmond, Va., Owens & Minor is a 140-year-old company powered by more than 20,000 global teammates. Learn more at https://www.owens-minor.com, follow @Owens_Minor on Twitter and connect on LinkedIn at www.linkedin.com/company/owens-&-minor.

Media Relations:
Stacy Law
media@owens-minor.com